Exhibit 99.1

CONSENT OF EASTDIL SECURED ADVISORS LLC

Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, CT 06830

Attention: Board of Directors

RE: Proxy Statement / Prospectus of Regency Centers Corporation (“Regency”) and Urstadt Biddle Properties Inc. (“Urstadt Biddle”), which forms part of the Registration Statement on Form S-4 of Regency (the “Registration Statement”)

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 17, 2023, to the Urstadt Biddle board of directors as Annex B to the proxy statement/prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof and the references to our firm and our opinion in such proxy statement/prospectus.

The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any other amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement) or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Date: June 16, 2023

/s/ EASTDIL SECURED ADVISORS LLC
EASTDIL SECURED ADVISORS LLC